Exhibit 99.1

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT SEES INCREASE IN KIOSK RENTALS, TVOD
REVENUE AND AVOD MONTHLY ACTIVE USERS

Redbox kiosks grow 102% year to date in new release rentals

Redbox TVOD rentals had the largest revenue week in the company’s history with the premium window launch of Avatar: The Way of Water and Creed III

Monthly Active Users (MAU) for Redbox, Crackle, and Chicken Soup for the Soul streaming services grows to 60 million

NEW YORK, April 6, 2023 – Chicken Soup for the Soul Entertainment (NASDAQ: CSSE) today announced that the Company had the largest Transactional Video-on-Demand (TVOD) revenue week in the company’s history. The Redbox streaming platform hit record revenue with the premium release of Avatar: The Way of Water and the premiere of Creed III. The simultaneous release of Plane at the kiosk and standard Video-on-Demand (VOD) also contributed to this success.

Redbox kiosks also saw rentals grow dramatically, driven by the beginning of the return of new movies being added to kiosks on a consistent basis. New release rental titles in kiosks rose 102% for a rolling three-month period. The Company expects this momentum to continue throughout the year due to major release titles such as John Wick: Chapter 4, Guardians of the Galaxy Volume 3, Fast X, The Little Mermaid, Spider-Man: Across the Spider-Verse, Transformers: Rise of the Beasts, The Flash, Indiana Jones and the Dial of Destiny, Mission: Impossible – Dead Reckoning Part One, Barbie, The Marvels, Meg 2: The Trench, Teenage Mutant Ninja Turtles: Mutant Mayhem, The Equalizer 3, Dune: Part Two, The Hunger Games: The Ballad of Songbirds and Snakes, Wonka, Aquaman and the Lost Kingdom, Ghostbusters 5, among many others.

Chicken Soup for the Soul Entertainment’s owned-and-operated platforms – Crackle, Redbox, and Chicken Soup for the Soul, have seen a 50% increase in Monthly Active Users (MAU) to a total of 60 million.

“We’ve had a record-breaking start to the year driven by what we’ve long expected – big movies are beginning to come back,” said William J. Rouhana Jr., chief executive officer of Chicken Soup for the Soul Entertainment. “We see success across many of our business areas, including our record TVOD week, a meaningful increase in kiosk rentals, and the growth of our AVOD monthly active viewers to 60 million. As the year progresses, we will see even more movie titles come into the pipeline. More movies mean more rentals and more revenue. As previously announced, we reiterate our guidance for the year of $500 million of revenue and $100 – $150 million in Adjusted EBITDA.”

About Chicken Soup for the Soul Entertainment

Chicken Soup for the Soul Entertainment (Nasdaq: CSSE) provides premium content to value-conscious consumers. The company is one of the largest advertising-supported video-on-demand (AVOD) companies in the US, with three flagship AVOD streaming services: Redbox, Crackle, and Chicken Soup for the Soul. In addition, the company operates Redbox Free Live TV, a free ad-supported streaming television service (FAST), with over 160 channels as well as a transaction video on demand (TVOD) service, and a network of approximately 32,000 kiosks across the US for DVD rentals. To provide original and exclusive content to its viewers, the company creates, acquires, and distributes films and TV series through its Screen Media and Chicken Soup for the Soul TV Group subsidiaries. Chicken Soup for the Soul Entertainment is a subsidiary of Chicken Soup for the Soul, LLC, which publishes the famous book series and produces super-premium pet food under the Chicken Soup for the Soul brand name.

Forward-Looking Statements and Available Information

This press release includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are statements that are not historical facts. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of management and are not predictions of actual performance. Such assumptions involve a number of known and unknown risks and uncertainties, including but not limited to risks relating to our core strategy, operating income and margin, seasonality, liquidity, including cash flows from operations, available funds, and access to financing sources, free cash flows, revenues, net income, profitability, stock price volatility, future regulatory changes, price changes, ability to achieve and sustain market acceptance of our content streaming services and other content offerings, ability to recruit and retain officers, key employees, or directors, ability to protect our intellectual property, ability to complete and integrate into our existing operations future strategic acquisitions, ability to manage growth, ability to pay dividends and our debt obligations, as well as evolving regulatory or other operational risks, and risks presented by changing general market conditions impacting demand for our services. For a more complete description of these and other risks and uncertainties, please refer to Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 31, 2023. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by the forward-looking statements contained in this press release. Information regarding the acquisition of Redbox and related transactions is qualified by reference to the Company’s Current Reports on Form 8-K filed with the SEC on May 11, 2022 as amended May 12, 2022, June 6, 2022, August 12, 2022, November 14, 2022 and thereafter from time to time, and all exhibits filed with respect to such reports. The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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Contact:

(PRESS)

Peter Binazeski

Chicken Soup for the Soul Entertainment

pbinazeski@chickensoupforthesoul.com

(INVESTOR RELATIONS)

Zaia Lawandow

Chicken Soup for the Soul Entertainment

zlawandow@chickensoupforthesoul.com